Exhibit 99.2

CORPORATE PARTICIPANTS
Andy Thomas Craft Brew Alliance, Inc. - CEO
Edwin Smith Craft Brew Alliance, Inc. - Director of I.R.
Scott Mennen Craft Brew Alliance, Inc. - COO
Joe Vanderstelt Craft Brew Alliance, Inc. - CFO
Vivien Azer Cowen and Company - Analyst
Tony Brenner ROTH Capital Partners - Analyst
Francesco Pellegrino Sidoti & Company - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Craft Brew Alliance and Anheuser-Busch InBev Commercial Agreement Conference Call. (Operator Instructions) As a reminder, this conference may be recorded.

I would like to introduce your host for today's conference, Mr. Andy Thomas, CEO. Sir, please go ahead.

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Thank you, Michelle, and good afternoon, everyone. Before I ask Ed Smith, our Director of Investor Relations, to read our Safe Harbor statement, I'd like to start by thanking you all for being available on short notice to join this call. It's an exciting and historic day for CBA, and I'm eager to share with you details of today's announced agreements with ABI. But first, on to Ed.

Edwin Smith - Craft Brew Alliance, Inc. - Director of I.R.

Thank you, Andy. As a reminder, this call may contain forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those described in any such forward-looking statements. The Risk Factors section in our most recent 10-K lists some of the factors that could cause Craft Brew's actual results to differ materially from the forward-looking statements made on this call. Craft Brew undertakes no obligation to update publicly any forward-looking statements except as required by law.

Additionally, the descriptions of the referenced agreements contained in this call may not be complete and are qualified in their entirety by reference to the full text of the referenced agreements. Copies of which will be attached to CBA's Form 8-K filing. Andy?

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Andy Thomas - Craft Brew Alliance, Inc. - CEO

Thanks, Ed. While there's little customary about today's call, what is customary is that this call is not a one-person show. This afternoon, I'm again joined by members of the CBA leadership team. Our three regular call presenters, our CMO, Ken Kunze; our COO, Scott Mennen; and our CFO, Joe Vanderstelt; as well as John Glick, our Vice President of Emerging Business.

I'll take 15 to 20 minutes to walk through some prepared remarks that detail today's announcement and then open the call to questions. The team is at the ready to jump in as needed during the Q&A.

It's a well-known adage that timing is everything, so in a sense, it's fitting that we're making this announcement today, just months into the emergence of tangible evidence that the Kona Plus strategy for CBA is working and just weeks after posting a record quarter across the board, both milestones on our journey in realizing the CBA of tomorrow. We believe that the timing of this exciting announcement significantly accelerates our momentum.

Less than two hours ago, we announced a series of new and enhanced commercial agreements with our distribution partner and largest shareholder, Anheuser-Busch. These agreements represent a progressive but natural evolution of the relationship between CBA and ABI that secures and builds upon what I publicly and proudly stated repeatedly is one of CBA's greatest strategic advantages. Our partnership with arguably the best beer distribution network in the world, the AB wholesaler network.

To be crystal clear, this new relationship will bring both immediate short-term value to virtually all CBA stakeholders from shareholders to wholesalers to partners to employees and is expected to provide real long-term value and opportunity through direct support of our strategic development and by providing a level of clarity and certainty to our future, the latter point being in a special rarity in today's speculation fueled marketplace.

Collectively, this new arrangement is largely unprecedented. From the deliberate balance between collaboration and independence to the comprehensive reach of the agreements, both geographically and temporally to the mutual nature of the benefits derived. So over the course of the next 15 minutes, I'll break down the major highlights of these agreements while tallying the quantifiable financial benefits of each. And I'll close by candidly discussing the future and connecting a few dots.

Let's start by taking a holistic view. As a result of these agreements, CBA will firstly realize an anticipated annualized financial benefit of more than $10 million a year through the next decade. Funds that can be used simultaneously to enhance CBA profitability to fuel our top line and to further unleash our growth strategy through investments in our brands, our people and our partners. Secondly, eliminate the uncertainty regarding renewal of our master distributor agreement with ABI and eliminate the significant per-case distribution fee increase beginning in 2019 associated with that uncertainty. Thirdly, enhance gross margin by reducing overall cost per barrel while simultaneously freeing up capacity within our own brewing network to enable continued expansion with strategic partner brands such as AMB and Cisco. Fourthly, significantly bolster international development opportunities by augmenting our existing efforts without sacrificing profitability or flexibility and without ceding brand rights. And lastly, provide a degree of clarity regarding our options in the future in terms of the expected value of our international development, in terms of the potential and minimum transaction value to CBA shareholders in a deal with ABI and in terms of providing for the security of route to market as an independent brewer.

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Let's break it down. There are four pillars to this arrangement. Three separate agreements, all of which will be filed with the SEC later this week. Firstly, an amended master distributor agreement; secondly, a contract brewing agreement; and thirdly, an international distribution agreement. And a fourth pillar, embodied in the agreements, a principled framework to the future.

Let's start with the first pillar, the amended master distributor agreement. As it's a widely known matter of public record, ABI is already CBA's master distributor, with that status governed by a master distributor agreement last materially amended in 2011. On the terms of the existing agreement, the master distributor arrangement was subject to renewal at ABI's unilateral discretion in December 2018. Further, under the terms of the most recent agreement, upon ABI's renewal, master distribution fees per equivalized case of volume would have tripled from $0.25 per equivalized case to $0.75 per equivalized case.

Under the terms of this new amended distribution agreement, ABI will remain CBA's master distributor through 2028, with distribution fees remaining at the current level of $0.25 per case through that entire duration. So in addition to the certainty of route to market as an allied brand in a world class Anheuser-Busch wholesaler network, quantifiable financial benefit number one is clear. Assuming volumes in excess of today's approximately 11 million equivalent cases, this amendment represents an estimated savings to CBA of nearly $6 million per year beginning in 2019 and escalating with volume growth through 2028.

Further, starting in 2019, the agreement commits CBA to a reinvestment of half of these savings into the Kona Plus strategy in key strategic markets. Clearly, extension of the MDA, elimination of the fee cliff and reinvestment of the savings represents a mutual agreement for CBA, for ABIs and for the ABI wholesaler network.

Onto the second pillar, the contract brewing arrangement. On the terms of this totally new agreement, CBA will have the opportunity to brew up to 300,000 barrels of beer within ABI's state-of-the-art brewing network at a cost savings of no less than $10 per barrel on an aggregate basis as compared to CBA's current cost base. This simply translates into quantifiable financial benefit number two, 300,000 barrels and $10 per barrel or $3 million in savings per year once fully operationalized. Additionally, both CBA and ABI have committed to exploring further supply chain synergies as together we create more combined critical mass moving from common source brewery to common wholesaler.

The contract brewing arrangement represents a further mutual win for CBA and ABI as ABI -- CBA significantly lowers its cost base, continues to have direct oversight of the brewing of its beers and is able to maintain the highest levels of quality. Simultaneously, CBA frees up its own brewing capacity, enabling further partner brand development without the need for significant capital expenditures. ABI expects to realize synergies and leverage brewery and supply chain capital enhancements that they have already made in pursuit of their own craft brewing strategy.

Work has already commenced to identify brewers and breweries involved, and we anticipate up to 18 months before commencing to realize the full annualized benefit. Further, we anticipate no impact on existing capital projects and confirm that work will continue on the Portland brewery expansion and the state-of-the-art Kona brewery in Hawaii. As with all matters, we will update guidance accordingly as plans become more concrete.

Onto the third major pillar, international distribution. On the terms of this entirely new arrangement, ABI has been awarded the exclusive right to distribute CBA's portfolio in all countries not currently covered by existing international distribution agreements with our current export partner, Craft Can Travel. While providing for the

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possibility of transitioning markets in the future, this agreement focuses on new larger markets such as Mexico, Brazil and Chile, where ABI can work through its existing local infrastructure.

Looking at the financials here, CBA will manage the export of products from the U.S., and ABI will pay CBA an international distribution royalty fee between $30 and $40 per barrel in addition to ABI's payment of production and material costs as well as reimbursement of CBA's out-of-pocket shipping and export costs. And to be clear, based on benchmarking, we believe the royalty level is highly competitive as it only represents the value of distribution rights for ABI with CBA maintaining brand ownership and commensurate brand rights in those markets.

Acknowledging the often erratic development time line for international brands, the fledgling nature of the American craft beer market abroad and the need for patient, deliberate brand and market plans to be created and executed, CBA and ABI have agreed to a series of fixed incremental international payments through 2018 before moving to the straight per barrel royalty structure in 2019.

So in terms of quantifiable financial benefit number three, CBA will receive a fixed international payment above and beyond the normal proceeds from their ABI-related international business of $3 million in 2016, $5 million for 2017 and $6 million for 2018. As an added incentive for international volume development, ABI will pay CBA a further $20 million international incentive payment in 2019, more to come on that in a moment.

Through implementation of this agreement, we believe the mutual benefits are clear to both CBA and ABI. CBA benefits from increased international exposure and development in large, highly attractive craft developing global beer markets where local players have significant scale. ABI is able to augment and strengthen its portfolio of American craft beers with Kona. And our existing partner, CCT benefits for maintaining existing markets and from increased scale for international and commercial efforts.

The fourth pillar addresses the future. Despite speculations to the contrary, both ABI and CBA have agreed that today focused but collaborative independence is best for both parties. However, neither CBA nor ABI are blind to the forces that play in the market around us. And we believe that it is in the best interest of our respective stakeholders to contemplate that future today by at least putting in place some guardrails and a framework for options that could develop.

As a result, CBA and ABI have agreed to the following principles, which are tangibly embodied in all agreements and culminating in the conditions surrounding the $20 million international incentive payment that I alluded to earlier. Firstly, the parties acknowledge that there is substantial, real, medium and long-term work to be done over the next three years involved in developing international markets, realizing brewing and supply chain synergies and working to bring our Kona Plus strategy to life within the AB wholesaler network. And as such, both ABI and CBA understand that both parties should have more proverbial skin in the game during that time and both parties should have some level of protection for their share and stakeholders in the event that their individual interest diverge.

So for the period between now and 2019, for CBA's protection, ABI had committed to the fixed incremental international royalty payments discussed earlier and to supporting the transition of the 300,000 barrels into their brewery and supply chain infrastructure.

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Further, ABI has agreed that they will not terminate these agreements unless they were to make what is called a qualifying offer and CBA were to reject that offer. A qualifying offer is defined as an offer to acquire CBA for a minimum price of $22 per share during the first 12 months of the agreement, a minimum of $23.25 per share if the offer were made during the second 12 months of the agreement and a minimum of $24.50 per share if the offer were made during the third year of the agreement or after.

For ABI's protection, again, for the period between now and 2019, were CBA to reject the qualifying offer as described above or CBA to undergo a change in control involving someone other than ABI prior to 2019. ABI would have the option to reconsider any of these new agreements. Further, ABI has the right to terminate the international distribution agreement if CBA would reject the qualifying offer from ABI. In which case, CBA would also forfeit the $20 million international incentive payment.

For the period 2019 through the end of the agreements almost 10 years later, for CBA's protection, if ABI has not made a qualifying offer by 2019, then CBA would be entitled to a $20 million international incentive and ABI could not force the termination of any of these new agreements.

Further, again, if ABI has not made a qualifying offer, CBA could continue to operate independently or could then undergo a change in control and in either event, ABI would still be required to respect the terms of all agreements, including payment of the $20 million international incentive, continuation of the master distribution agreement at $0.25 per case, continuation of the international distribution agreement and fulfillment of the contract brewing agreement.

So anticipated quantifiable financial benefit number four is then a $20 million international incentive payment payable in 2019 or the less easy-to-quantify benefit of knowing that any offer made by ABI over the next three years must be at a minimum of $22 per share through August 2017 escalating to $24.50 per share after August 2018.

For obvious reasons, it's imperative to clearly state that ABI has no obligation to acquire CBA. And CBA has no obligation to accept any offer made by ABI. Further, as a publicly traded company governed by an independent Board of Directors, CBA's board would always be mindful of fiduciary responsibility to all shareholders and responsibly exercising business judgment in their consideration of any offer, be that a qualifying offer from ABI or an offer from any other party.

And for the record, it is also pertinent to note that ABI is not increasing their ownership stake in CBA and ABI is not gaining any additional influence in CBA's decision-making or with respect to CBA's independence and autonomy. ABI will continue to hold 31.6% of CBA stock based on today's shares outstanding, and we'll continue to have the right to two seats on our eight-member Board of Directors.

In virtually all of CBA's recent quarterly calls, I've invoked the three tenets of our strategy to gauge our progress. One, to strengthen the top line; two, to improve the core health of our business model; and three, to actualize the future. It is energizing that our new relationship with ABI is well tailored to support all three.

To support strengthening the top line, these agreements eliminate any uncertainty regarding the consistency of our route to market. They support top line growth in international markets. They enable additional emerging partner brands and they enable investment in our Kona Plus strategy in our brands, our partners and our people.

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To support improving the core health of our business model, these agreements directly and significantly lower our cost base. They enhance our margin through elimination of the distribution fee cliff and they allow us to strategically deploy our capital in areas other than exclusively for capacity expansion.

And to support actualizing the future, these agreements provide a level of clarity and protection for the future of CBA and our partners. So there you have it. An agreement that moves us a sizable leap forward to realizing the CBA of tomorrow, that supports our core strategies through three separate agreements and that provides guardrails and a framework for the future. All in a progressive way that balances collaboration with independence and delivers a host of mutual benefit across the board.

On behalf of the entire CBA leadership team, I'm confident that we will accelerate meaningful growth in shareholder value through the increased financial benefits for today and through enabled investment tomorrow that will deliver sustainable improvements for all of our stakeholders, from founders to employees to partners to wholesalers and beyond.

In addition to my customary thanks to all of you, and to all of our hardworking, accountable engaged employees and partners, I'd like to end with a special thanks to several individuals without whom these agreements would not be a reality. Here at CBA, those people include John Glick, our VP of Emerging Business; Joe Vanderstelt, our CFO; Marcus Reed, our General Counsel; our Board Chair, Dave Lord; and his fellow board member, Marc Cramer. As well as our external advisers, Goldman Sachs and Wachtell, Lipton, Rosen & Katz. And on the ABI side, I'd like to thank both Joao Castro Neves and Felipe Szpigel for their commitment to this relationship and their deft leadership throughout the process. It's a very good day for everybody at CBA and the future is brighter and more exciting than ever.

And with that, I will open it up for questions. Michelle?

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Exhibit 99.2

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from the line of Vivien Azer with Cowen and Company. Your line is open. Please go ahead.

Vivien Azer - Cowen and Company - Analyst

Hi, good afternoon. Congratulations. This is very exciting. I'm sure a lot of hard work went into this. So maybe I'll just start, Andy, please with kind of a higher level strategic question. So 300,000 barrels is quite a lot and so how does this change your thinking around strategic partnership? Your balance sheet is very clean. Are you continuing to kind of chug along the path of true partnerships and that [ultimately leading to] proprietorship model? Or do you think there is more of an opportunity for M&A going forward now?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Yes, it's a great question, Vivien. So thanks for the congratulations and acknowledgment. The team did a great job over the last month negotiating this, and we're really, really proud of the agreement we've crafted. And I think -- in a word, I think this opens up some opportunities for us. So 300,000 barrels is a lot, but -- and Scott can jump in and comment on what it looks like for us in terms of our overall capacity outlook, but we will transition out of Memphis now. Scott has always said that Memphis was a bridge to the future and so the first thing is that 300,000 barrels is probably more like 200,000 because a 100,000 will come out of Memphis.

So with respect to the core of your question, I think it enables us to think a little bit more boldly about our partnerships, be that in terms of the size and scale that we can consume or that we could stomach or in terms of whether we structure them as all props or whether or not we actually take a look at M&A activity. I don't think the market's getting -- is getting maybe a little bit less frothy and maybe multiples are coming down a little bit. But one of the things that's embodied in that fourth pillar about the future was a lot of the conversations we had with ABI about the future, acknowledging that the market's pretty dynamic.

So I think this opens up opportunities for us. I think it does allow us to be bolder in our plus part of the Kona Plus strategy, and I think exactly what that looks like. We're going to spend some time taking a look at different scenarios before we give a little bit too much information there.

Vivien Azer - Cowen and Company - Analyst

That's totally fair. And Scott, if you want to offer some context, I think, that would probably be helpful certainly to me and maybe everyone else on the call on the manufacturing footprint on a go-forward basis.

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Scott Mennen - Craft Brew Alliance, Inc. - COO

Okay. Yes, good afternoon, Vivien. As we've always said and Andy alluded to, we've termed Memphis as a bridge to the future. Our future is a little bit brighter right now, a little bit more to understand. So over the next 18 months, the team will be working to transition volume around our brand footprint, which is now expanded to include our relationship with Anheuser-Busch. Obviously, some of the first volume to move would be Memphis and then from there, we will look at what is the best opportunities to balance our production across our own breweries, which are Portsmouth and at this point in time, we're really talking about Portland and to our new relationship with AB [and those] breweries and making sure that we're getting the most value out of how we're brewing our beers, making sure we're brewing the right beers in the right breweries closer to our consumers and that enables us to really look at what we do with that capacity that's left working with our partners such as AMB and Cisco and any new partnerships that may come down the road. So it really opens the door for us to better balance our production, lower our cost structure and as Andy talks about actualize the future in a more efficient way.

Vivien Azer - Cowen and Company - Analyst

That's really helpful. Thank you. And then maybe, Scott, a follow-up for you and/or Joe, how do we think about kind of the phasing of that and the build of safety thought, which I'm sure you guys are going to do just in terms of driving potentially some lumpiness in the quarterly results.

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Yes, so go ahead, Scott.

Scott Mennen - Craft Brew Alliance, Inc. - COO

No, I think there's a lot of details we still have to work out there and in upcoming calls, we will give you more guidance on that. This is relatively new to us. There's a lot of thinking and a lot of negotiations come -- going on up to this point. Now we have to get down to the brass tacks and get the work done and how we get the phasing done, when do we get the phasing and how we move the volume around our breweries to be as smooth as possible but to say what it looks like moving forward at this point in time, I don't know if we're in a position to do that.

Joe Vanderstelt - Craft Brew Alliance, Inc. - CFO

Hi, Vivien. This is Joe. You have to press Scott pretty hard just trying to find out when you're going to move the volumes. I think that ideally what we've talked about is hopefully sometime in the latter part of the year where maybe we can get half of the volume moved in the latter part of 2017, and as Scott said, we have a lot of planning to do and it will be a progression.

Scott Mennen - Craft Brew Alliance, Inc. - COO

I really see the first the volume happening in late Q1, Q2 and then transitioning throughout 2017 until we get the maximum benefits. So '17 is going to be a transition year. There is just a lot of moving pieces that we've got to contemplate, qualifications of beers, getting breweries to accept the brands we're talking about.

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It's a lot of work. Work that we've done some with Memphis. It's great working with Anheuser-Busch and the partners there and the technology and capabilities they have in their breweries, I expect it to go very well. It's just going to take some time to work through the details.

Joe Vanderstelt - Craft Brew Alliance, Inc. - CFO

And Vivien, one point just to offer and for everybody who kind of is listening, Anheuser-Busch is brewery network as a contract partner of ours. And Memphis are kind of two very different things. If you look at the capabilities that ABI has in their brewery network and the investments they have made behind their own craft strategy, we have a lot more options available to us, so I think we want to make sure that we're thoughtful and deliberate in taking a look at what breweries in what locations, what styles of beer, what brands, what batch sizes, so Scott and his team, as if they don't have enough to do already, are up to their ears taking a look at working through some scenarios. And again, the beauty of this whole arrangement and it manifests itself literally in every single agreement, is this benefits for both sides in it. So both parties are really committed to it because as we do that, it actually helps ABI to drive some synergies and leverage some of the investments they've made too. So I think a lot of good things to come, but I would really hazard not to jump too quickly in one direction versus the other until we've had some time to work it through.

Vivien Azer - Cowen and Company - Analyst

That's totally fair and I appreciate that and you guys do really have a lot of work ahead of you, and I look forward to be getting more clarity as we go forward so that we can model it appropriately.

I just have one last question please. In terms of the mandated reinvestment, that's part of the updated master distributor agreement. Is that -- is that specifically targeted at certain brands in the portfolio? Is it broadly for Kona Plus? So just how do I think about that broad brush strokes, please?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Yes. So in a broad brush -- so if you think about it in simple terms, the fee cliff is going away, so there's $0.50 of value there. $0.25 of that $0.50 or half of it will get reinvested in the markets in what we term as strategic markets; and in terms of what brand and exactly what that looks like, those are plans that we would look at as we get closer to 2019. It will be more of a dimmer, I would say, than a light switch also, because we want to make sure that we're not just kind holding back waiting to do that. It's just is out there a little bit to say we expect one of the big benefits of this to be continued reinvestment in our strategy and that just allows us and Anheuser-Busch and the Anheuser-Busch wholesaler network the satisfaction and the security of knowing that we're not just going to drop everything to the bottom line, we're going to use it to continue to fuel the engine going forward.

So specific brands and specific markets, I think there's more to come on, but the overall amount you can think of it in your models in terms of half of that fee cliff elimination.

Vivien Azer - Cowen and Company - Analyst

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Terrific. That's it for me. Thanks a bunch, guys.

Operator

And our next question comes from the line of Tony Brenner with ROTH Capital Partners.

Tony Brenner - ROTH Capital Partners - Analyst

Thank you. That's an awful lot of information, Andy, to swallow. One question.

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Are you saying we give you too much information, Tony? I think that's the first time you ever said that.

Tony Brenner - ROTH Capital Partners - Analyst

No, I would never say that. One question on international. What are the terms of your agreement with your existing distributor in every country but Brazil?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Yes, so the relationship we have with CCT gives Maarten, who's the principal at CCT at Craft Can Travel, the rights to find local importers and agents in a series of markets defined in Europe and Asia largely right now. So those agreements remain and what this agreement contemplates is in markets that aren't currently penetrated, we would work with ABI to start to commercialize those markets and a lot of those are largely, at least initially, probably in South America and in that hemisphere.

And if you kind of think about it, Tony, you can think about ABI having existing infrastructure in large markets where they're either largely duopolistic or monopolistic markets such as Brazil or Mexico, those players. Where Maarten has basically with CCT been able to get the brands in places where the market tends to be a little bit more open. So by virtue of that fact, those markets are probably less attractive, if you will, to kind of the local infrastructure.

So initially, we'll go after these incremental markets and the agreement does contemplate that we would look at transition down the road and that we would have some arm's length conversations between all parties if there were an opportunity to transition the brand.

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Tony Brenner - ROTH Capital Partners - Analyst

How long is that road?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

It's a good question, Tony. I'll harken back to my Heineken days. I spent a better part of five years working on international markets. I think in all fairness, you need to give at least a three-year run room for a brand to start to get some sustainable growth. And that three-year isn't an accident that the fixed international payments for over a three-year period too. Because I think at least from my experience and I think in a lot of ways, we had a meeting of the minds with ABI from their experience, if you burden the model too quickly with getting a quick payback, you might do something that shortsighted.

So how long is the road? I would tell you that think most markets should become self-sustaining and kind of profitable on their own and this is based on my prior experience over a three- to four-year horizon.

Tony Brenner - ROTH Capital Partners - Analyst

Okay. No what I meant was does your agreement with CCT have a timeframe?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

No. I think those will be pragmatic about, Tony, in terms of taking a look at when it makes sense to have the conversations. Some countries might pop up earlier than others and a lot of that, I think, is going to be dependent upon exactly how the American craft beer market starts to evolve in some of those markets. So there's flexibility inherently built in to the agreement for that reason.

Tony Brenner - ROTH Capital Partners - Analyst

Okay. I have a question regarding the three-year fixed price acquisition targets for ABI. After which, after three years, it appears that ABI's position has weakened. So that makes it seem a lot more likely, therefore, that there would be an acquisition offer within the next three years, which raises a question, why wouldn't ABI simply reach out with an acquisition offer at this point in time, rather than -- rather than creating all these potential options down the road?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Yes. No -- I think your assessment's fair, Tony, in the sense that I can't speak for ABI. I've said that repeatedly. I don't speak for other parties.

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Tony Brenner - ROTH Capital Partners - Analyst

No. So you're free to speculate then, right?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

What I can tell you is we did have a lot of far-reaching conversations about what made the most sense, and we really did believe that this concept of kind of collaborative independence made the most sense for now. And we acknowledge though that it was a little bit more risky than doing the obvious thing, which might have been an all out buyout and that's why we put the mechanisms in place.

So I think if we look at that, the $22, $23.25 and $24.50 provides a really nice I'll call it guardrail for our shareholders. I smile when I say that. It would be nice to see CBA share price at $23.25 or $23.50. But at the same time, we've tried to build in a series of cash flows that make the company viable in any event. So irrespective of whether or not, conditions evolve where ABI would make that qualifying offer, then our shareholders are well protected and the company's well protected, and I can hold my head high and this team can feel like we did a good job on behalf of all of our stakeholders, shareholders and employees alike.

If that doesn't happen, then we're in a really materially strong position because we still have all of the agreements enforced. We have access to the best distribution network in the world for another almost 10 years at $0.25 a case and we have $20 million in our pocket in order to figure out how to reinvest in the business.

So we feel like it's a really strong agreement from -- for CBA, and if we thought the best thing to do is to look for an acquisition today, that's what we would have done, but it was in our best judgment that this was in the best interest of our shareholders today and in the medium and long term.

Tony Brenner - ROTH Capital Partners - Analyst

Yes. The one thing that really changes over three years or one of the things that changes over three years is that it gives you time to create more potential Konas and build them into a meaningful volume level.

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Yes. No, Tony, and I think that's why very explicitly -- I was careful and deliberate in the script and be careful and deliberate right now. The beauty of this agreement, ABI is not obligated to make an offer for CBA.

Tony Brenner - ROTH Capital Partners - Analyst

Right.

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Andy Thomas - Craft Brew Alliance, Inc. - CEO

Maybe CBA is not obligated to accept an offer from ABI and I feel like I put our board in a really good position to have a series of nice opportunities down the road that they would be able to contemplate. And I think the manifestation of this agreement evidences the fact that our board does a great job in exercising business judgment with options available to us.

So I really feel like we've got a nice agreement in the short term -- more than a nice agreement on the short term. We've got a really good series of cash flows coming in that we can choose to reinvest or to augment our profitability with. We've got more flexibility on the brewing side. We've got access to international markets, and we've got this nice framework for the future.

So I mean I've got to tell you, I feel really good about the work the team's done and I feel really good that for all of you on the call largely, yourself included, Tony, who believed in us, certainly, this team over the last two and a half years, hopefully, this is further evidence on top of Q2 that, that confidence and that faith has been well placed.

Tony Brenner - ROTH Capital Partners - Analyst

Very good. Thank you, Andy.

Operator

Thank you. (Operator Instructions) Our next question comes from the line of Francesco Pellegrino with Sidoti & Company.

Francesco Pellegrino - Sidoti & Company - Analyst

Good afternoon, guys. So Andy, was this -- when we think about the long-term guidance you had previously given for obtaining a gross margin of 35% by 2017. Was this a deal that gets you to the 35% or gets you to above and beyond the 35%? Or the long-term guidance is sort of out the door right now when we consider some of the lumpiness that's going to be happening over the next six to eight [months]?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Man, Francesco, you're not helping [any]. Scott just breathed a big sigh of relief when you said the long-term guidance is out the door. I would candidly and this puts more pressure on us, but I think about it separately. So we didn't contemplate these agreements with ABI in our long-term guidance when we said we felt like we can get to 35%. We had -- we don't have a crystal ball, but we had an idea of where we needed to go and how we could get there. And as we started talking to the folks at ABI, we started out doing what I've messaged to you folks that we would do responsibly, which was start to talk about the fee cliff and what we're going to do about the distribution agreement. And my thanks at the end to Joao and Felipe were sincere because as we sat down at the table together

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we found that that was just the tip of the iceberg. And the contract brewing and international and all the other things that we can work on come after that.

So that's just illustrative of the fact, I wouldn't think about this as having been baked into our 35% long-term guidance. Is our long-term guidance out the window? Well, in the sense that this changes everything, yes. And I think it's incumbent upon us as we start to digest this, and we start to factor it into our plans and as our board continues to do a good job governing management and running the company, we'll be sharing that with you probably as early as starting in the next quarter what we think the implications would be in the short term and what we think the long-term implication will be there too.

Francesco Pellegrino - Sidoti & Company - Analyst

All right. I appreciate that. Look, I get this is a great deal for CBA. My question for you is can your strategic partners grow at the rate necessary to join in the success of a deal like this?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Yes. I would say that unequivocally, yes. We're really fortunate in terms of the suite of options this gives us from a number of perspectives. So if you think about it from a route-to-market perspective, we continue to have great synergies, not just as ABI wholesaler network, the best distribution network out there, we only have to speak one voice to that network and not fragment a lot of our resources by having multiple wholesalers from multiple networks and multiple markets. So there is an inherent synergy there that our route to market still remains very clean. We've talked about that a lot.

On top of that, the opportunities we've got with the different breweries now and the work Scott can do on top of on the great work he and his team have done already gives us just the ton of opportunities to take a look at how do we match local brand and local market with dynamic sourcing from the brewery.

So if you understand where the market's moving and if you believe local is a real trend, not a fad which we do, if you believe that the plus in Kona Plus is important and that the evidence we started to see in Q2 from the plus partners like AMB and Cisco becoming real, you've got to believe that this agreement is a home run for them as well because basically it amplifies all of the opportunities and benefits that they had from working with CBA in the first place. And I'll use this as a little bit of a sales call to say, I think this makes us more attractive than we already were to additional partners who are looking for somebody who can give them that clean route-to-market, demonstrate that they help a local brand to grow deeper and stronger and continue to grow world-class quality craft beers and get them distributed to the wholesalers.

Francesco Pellegrino - Sidoti & Company - Analyst

That's really interesting because I've been reading some conflicting reports about what the Molson Coors acquisition of SABMiller interest in MillerCoors, just it would mean for the craft industry overall. You mentioned that this sort of makes you more appealing for some of the smaller craft brewers in this space to sort of just get some distribution through a larger craft brewer. Does this though limit your ability to acquire a brand? And is just more of these partnership deals that we're going to see going forward? And I think in the past, when you guys had Goose Island, you might have learned the hard lesson and just the way that this deal has been financially structured, just

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really speaks to me about a company that might have learned from a couple of mistakes when you unloaded Goose Island back in the day. But is this all just organic growth going forward? And does it limit your ability to acquire outright a brand?

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Man, I'm going to invoke Tony Brenner here and say that's a lot of information in that question or a lot of questions in there. So let me just address a few things kind of from top of mind. I'll harken back to Vivien's question in terms of what does this mean for our M&A strategy and that I think this gives us more opportunity and more options. And I will resist the temptation to say what direction I think it will take us one way or the other, other than just I feel really good about our partner strategy. I feel really good about our capacity to work with people on arm's length all prop basis or to potentially look at full acquisition of some folks. So that's one thing.

I think -- have we learned? I will tell you that even after 20 somewhat years in the beer business and with as experienced a team as I have, we learn every day because this market is evolving in ways unlike anybody would have ever predicted.

So I don't think there's any -- I don't think there's anything inherent in these agreements that I would say we're trying to make for something that was done in the past. But I would say that the agreement, yes, have we learned from the value of local brands or none of us were around candidly when the Goose deal was done, so I'm not even going to comment on that, it's a little bit of Monday morning quarterbacking when I wasn't in the conference room. So I think for us, partner brands, M&A strategy, our ability to continue to be vibrant in the craft space, all of those are significantly enhanced by all of these agreements.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay. And before I jump off on the call, again, congratulations, but just to quickly go over the economics, I have the first point $10 million in cost savings a year over the next decade which comes out to $1 million a year, $6 million in cost savings annually starting in 2019 and beyond, $3 million of that coming from the fact that ABI is able to produce a barrel at $10 per barrel lower, times the 300,000 barrels gets me to $3 million. Just wondering where the rest of the $3 million is coming from? And in addition, the international incentive plan, the $3 million in 2016, $5 million in 2017 and $6 million in 2018 and 2019, are those paid at the end of each year or at the end of 2019? That was throwing me off a little bit and with that, I'll jump back in the queue. Thanks again, guys.

Andy Thomas - Craft Brew Alliance, Inc. - CEO

All right. Thanks, Francesco. Let me go back and try to kind of requantify. So the first benefit is starting in 2019, we'll see $6 million plus or minus in savings from elimination of the fee cliff. The second is when fully operationalized, there will be $3 million minimum in terms of the contract brewing benefit. The third is in terms of the international royalty payment, which to your point, on an annualized basis, I won't include '16 in that, but it would be $5 million or $6 million, and then you've got the value in the $20 million international incentive and/or the threshold qualifying offer price.

So when you look at fully operationalizing all of those things, plus some of the synergies that will kick out, mainly the distribution agreement -- so the distribution agreement, the contract brewing agreement, the international royalty

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and some CapEx avoidance that we'll have, that's what gets you to the $10 million per year, Francesco, not over 10 years.

Francesco Pellegrino - Sidoti & Company - Analyst

Yes, okay, thank you.

Operator

And I'm showing no further questions, and I would like to turn the conference back over to CEO, Andy Thomas, for any closing remarks.

Andy Thomas - Craft Brew Alliance, Inc. - CEO

Thanks, Michelle. I appreciate everybody's continuing support of CBA and being available for this call. We look forward to discussing the results of the third quarter of 2016 with you soon. Thank you, and have a great day.

Operator

Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program, and you may all disconnect.

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